Exhibit 15.3

中国北京建国门外大街1 号国贸写字楼2 座12-15 层100004

12-15th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China

电话 Tel: +86 10 6563 7181 传真 Fax: +86 10 6569 3838

电邮 Email: beijing@tongshang.com 网址 Web: www.tongshang.com

April 23, 2025

Huize Holding Limited

49/F, Building T1

Qianhai Financial Centre, Linhai Avenue

Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen 518000

The People’s Republic of China

Re: Consent of Commerce & Finance Law Offices

We hereby consent to the use of our firm name and summaries of our firm’s opinions under the headings “ITEM 4. Information on the Company—C. Organizational Structure” and “ITEM 10. Additional Information—E. Taxation—People’s Republic of China Taxation” in the annual report on Form 20-F of Huize Holding Limited (the “Company”) for the Company’s fiscal year ended December 31, 2024 to be filed with the U.S. Securities and Exchange Commission (the “SEC”) in the month of April 2025 (the “Form 20-F”), and we further consent to the incorporation by reference of the summary of our opinions under these headings into the Company’s registration statements on Form S-8 (File No. 333-238148) that was filed on May 11, 2020, Form S-8 (File No. 333-269596) that was filed on February 6, 2023 and Form S-8 (File No. 333-279845) that was filed on May 31, 2024.

We also hereby consent to the filing of this consent letter as an exhibit to the Form 20-F.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulation promulgated thereunder.

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Yours sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices